Exhibit 99.1

OVERSEAS SHIPHOLDING GROUP, INC. & AMERICAN SHIPPING COMPANY ASA
JOINTLY ANNOUNCE EXTENSION OF TANKER CHARTERS

Tampa, FL/Lysaker, Norway - December 10, 2018 - Overseas Shipholding Group, Inc. (NYSE: OSG) and American Shipping Company (Oslo Stock Exchange: AMSC / OTCQX: ASCJF) today jointly announced that OSG has exercised options to extend its charter agreements with AMSC for nine vessels currently under charter from AMSC. Charter agreements for five of the vessels were extended for additional three-year terms, commencing from December 2019 and ending in December 2022. The charter agreements for four vessels were extended for one-year terms commencing from December 2019 and ending in December 2020. OSG previously exercised its option to extend its charter agreement for the 10th vessel that it leases from AMSC, extending that charter into 2025. As a result, all ten bareboat charter agreements with AMSC have now been extended for additional periods.
OSG’s CEO Sam Norton said, “The decision date for extending our AMSC options has been a focal point for some time. Our decision resolves the uncertainty associated with approaching contract maturities. The extension of charter agreements on all of the vessels provides for continuity of our existing tanker operations. At the same time, OSG retains continued flexibility afforded by the serial options remaining, a feature of our contracts which has always been appealing.” Mr. Norton added, “We are pleased that the contract extensions will allow us to continue our close working relationship with AMSC for many more years.”

The charter agreements provide that each one-year option is only usable once, while the three- and five-year options are available indefinitely. The lease payments for the charters-in are fixed throughout the option periods, and the options are on a vessel-by-vessel basis and can be exercised individually.

AMSC CEO Pål Lothe Magnussen commented, “OSG’s decision to extend the charters of all the vessels ensures the stability of AMSC’s cash flow going forward and maintains AMSC’s exposure to an improving Jones Act tanker market through the profit share arrangement. We look forward to continuing our long-standing cooperation with OSG.”

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 21-vessel U.S. Flag fleet consists of 5 conventional ATBs, two lightering ATBs, three shuttle tankers, nine MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program. In addition to the currently operating fleet, OSG has on order two additional non-Jones Act MR tankers and one Jones Act compliant barge which are scheduled for delivery in 2019 and 2020 respectively. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

OSG Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.
(813) 209-0620
sallan@osg.com

About American Shipping Company ASA:

Established in 2005 and listed on the Oslo Stock Exchange, AMSC is a ship owning company with nine modern handy size product tankers and one modern handy size shuttle tanker on long term bareboat charter with Overseas Shipholding Group (OSG). OSG charters the vessels out on time charters to major oil companies in the U.S. coastwise Jones Act trade.  AMSC has a significant contract backlog as well as a profit sharing agreement with OSG which offers visibility with respect to future earnings and potential dividend capacity. The Company has an ambition to pay attractive dividends to its shareholders. Further information is available at www.americanshippingco.com.

Company Contacts:

Pål Magnussen, Chief Executive Officer +47 24 13 00 04
Morten Bakke, Chief Financial Officer +47 24 13 00 87

This information is subject to the disclosure requirements pursuant to section 5-12 of the Norwegian Securities Trading Act.